UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 19, 2015

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Martin Schroeter’s third quarter earnings presentation to investors on October 19, 2015.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on October 19, 2015, which included IBM’s press release dated October 19, 2015.  Attachment II of this Form 8-K contains the Consolidated Statement of Financial Position from IBM’s press release dated October 19, 2015 that corrects a typographical error in the Retained Earnings line. All of the information in Attachment I and Attachment II is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 20, 2015

	By:	/s/ Stanley J. Sutula III

Stanley J. Sutula III
Vice President and Controller

3

ATTACHMENT I

Thank you. This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here today with Martin Schroeter, IBM’s Senior Vice President and Chief Financial Officer. I want to welcome you to our third quarter earnings presentation.

The prepared remarks will be available within a couple of hours, and a replay of the webcast will be posted by this time tomorrow.

I’ll remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the company’s filings with the SEC. Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Our presentation also includes certain non-GAAP financial measures, in an effort to provide additional information to investors. All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules. You will find reconciliation charts at the end of the presentation, and in the Form 8-K submitted to the SEC. Now, I’ll turn the call over to Martin Schroeter.

3Q Overview

Thanks Patricia.

For some time we’ve been talking about the tremendous changes in our industry, as our clients move to new areas, get greater value from their data and IT environments, and implement new business models. So as we transform our business, we invest where we see higher value over the longer term. We drive growth in the areas where we’re investing, while other areas decline as we shift the business.  And we expect to expand margins in our move to higher value. This is how we transform from one era to the next.

Our third quarter results reflect the progress we’re making in that transformation.  We continued strong growth in our strategic imperatives. We expanded gross and net margins. We generated substantial free cash flow, and we continued a high level of investment, while returning value to shareholders.

We always said this would play out over time, though this quarter we fell a little short of the revenue expectations we set for ourselves. The GBS transformation is taking longer as the market shifts away from some of the more traditional application areas, and our storage disk business was weaker, as more of the demand moves to our flash. And while our software performance for the quarter was consistent with what we’ve seen all year, we did have some weakness in transactions at the end of the quarter. In addition, our revenue trajectory continues to reflect significant impacts from currency movements, and our divested businesses, in fact over 12 points of growth in total.

Put it all together, and the progress we’re making demonstrates that we’re on the right strategy as we help our clients move their businesses to the future. We see a lot of opportunity, and with this momentum in strategic imperatives, we’re going to continue to invest at a very high level, to accelerate the shift in our business. At the same time, we considered the pace of the GBS progress, and applied the trajectory in transactions we saw at the end of the quarter to the larger fourth quarter transaction base, which reduces our view of the year.  Taking all of this into consideration, we believe it is prudent to update our expectations for full year operating earnings per share to $14.75 to $15.75, while our view of free cash flow remains relatively flat year to year. I’ll come back to this after going through the results of the quarter.

Let me start by providing a little more color on the strategic imperatives performance. Our revenue in cloud, analytics, social, mobile, and security was up 27 percent in the third quarter, which puts us up over 30 percent year to date. This is without the impact of currency and divestitures and throughout this presentation I’ll focus on that view. Our cloud revenue was up over 65 percent through three quarters, with strong year-to-year performance across both our private foundations revenue and our as-a-Service offerings.  Over the last 12 months our cloud revenue was $9.4 billion and we exited the third quarter with an annual as-a-Service run rate of four and a half billion dollars. Analytics revenue is up nearly 20 percent year to date and in the area of engagement, the revenue from these businesses nearly doubled over last year. Our security business was up 12 percent, social up about 40 percent, and our mobile business quadrupled.

Looking at the transformation or shift to strategic imperatives from a segment perspective, in Global Technology Services, we’re bringing in more cloud, mobility and security to infrastructure services, both to new clients, and to help existing clients move to the future. Our GTS results reflect growth in revenue, and in the backlog. And when you look at high-end servers, we’ve repositioned the portfolio and delivered innovation as these systems run the most contemporary workloads. Throughout this year, we’ve had strong growth in our z Systems, and continued success in Power. These are just two examples of what that shift looks like.

We’re continuing to invest and add capabilities to accelerate this shift, and in the last 90 days we’ve committed more capital, including the acquisitions of Merge Healthcare to give Watson the ability to “see” millions of medical images, along with Cleversafe, Compose, StrongLoop and Meteorix, each bolstering our Cloud capabilities. We also just launched the industry’s first consulting practice dedicated to cognitive business. These actions all advance our transformation of the IBM Company.

Our approach is to integrate acquired content with our own organic capabilities, and leverage partnerships and a broader ecosystem to build new high value platforms, like Watson, SoftLayer, Bluemix, and OpenPOWER. Last quarter I talked about the creation of Watson Health, which incorporated our Watson capabilities, the acquisitions of Phytel and Explorys, partnerships with leading healthcare companies, and the creation of a HIPPA-compliant cloud. We’ve continued to announce new partnerships, and new cloud services. The acquisition of Merge Healthcare brings together Watson’s advanced analytics and cognitive capabilities with data and images from Merge’s medical imaging platform to help doctors make sense of one patient’s medical images in the context of the mass of related images.

We are creating similar platforms for other industries and areas, such as Internet of Things. For example, we are working with a major global airline on how to apply cognitive thinking to understand all the variables impacting fuel demands of any given flight. They are looking at structured and unstructured data including predicted taxi time, weather conditions, air traffic control delays, and inflight mechanical issues, so as to optimize fuel load. And we are working with a European hospitality company on how to apply cognitive thinking to understand how to maximize revenue from new high-end kiosk-based coffee shops. They are looking at structured data, such as frequency and timing of credit card purchases, combined with unstructured data including social chatter on Twitter and real-time weather. They use Watson cognitive API’s to make sense of this data.  This requires a platform approach that integrates industry expertise, analytics software, cognitive API’s, Cloud, Bluemix and multiple data streams- very powerful.

As I said earlier, this is a longer-term play. We’re creating new platforms, and building ecosystems, and much of this is an as-a-Services model. We’re continuing to invest at a high level, as we shift our spending to our strategic imperatives.

Key Financial Metrics

Let me now turn to the financial metrics for the quarter. Our revenue of $19.3 billion was down 1 percent, reflecting the transition we’ve been describing. We expanded gross margin, driven by our portfolio actions and the relative strength of z Systems revenue, in other words, driven by our shift to higher value. As we said last quarter, our PTI trajectory in the third quarter would be similar to the second, reflecting continued high level of investments across the business and currency impacts. And our PTI margin was flat year-to-year. Our ongoing effective tax rate remains at 20 percent, while the third quarter rate reflects discrete period items. And so bottom line we delivered $3.34 of operating earnings per share.

We generated over two and a half billion dollars of free cash flow in the quarter, and over the last 12 months, we’ve generated $13.6 billion of free cash flow, with realization of GAAP net income over 90 percent. Over that same period we reduced our share count by two percent, and increased our dividend, returning about two-thirds of our free cash flow to shareholders.

Revenue by Geography

Now turning to the revenue by geography, our performance varied across the major markets. Our US revenue was down four percent. A decline in traditional enterprise app implementations is impacting our consulting business, and in the month of September we had a slowdown in our software transactions. That said, we did have another quarter of strong z Systems performance in the US. By contrast, two of our other largest countries, Japan and Germany posted the strongest growth. In fact this is the twelfth consecutive quarter of revenue growth in Japan, and this quarter we had growth across services, software and hardware. We also had improved performance in the UK, France, and Canada.

The growth markets in total were down three percent, a two point sequential improvement from last quarter. From a regional perspective, growth in Latin America and the Middle East and Africa was offset by declines in Asia Pacific.  You’ll recall last quarter I talked about the weakness in the BRICs, which were down 18 percent. This quarter the BRICs were down seven percent, with sequential improvement in the year-to-year performance of all four countries. Brazil was down four percent, off of strong double-digit growth last year. Russia was also down at a single-digit rate. China was down 17 percent, with fewer large transactions in the quarter and the bright spot again was India, which grew for the third consecutive quarter. In fact this quarter India was up double-digits, leveraging growth in the services backlog and an improvement in the hardware business.

Revenue and Gross Profit Margin by Segment

Turning to the segment perspective, our total revenue was down one percent, and gross margin improved 80 basis points.

Our Global Technology Services revenue grew, and is now up in six of the last seven quarters, as we deliver value to new clients, and help existing clients move to the future. In Global Business Services, we’ve been shifting resources and investing to drive growth in the strategic imperatives, though weakness in consulting, specifically around enterprise apps is impacting our overall performance. In our Systems business, as I mentioned we had strong performance in our z Systems, and Power once again grew as we capture both the UNIX and Linux opportunity. The hardware decline was driven by storage, which continues to be a tough market. Software revenue performance was consistent with what we’ve seen over the past year, with growth across our solution areas of security, analytics, and social, offset by a headwind from operating systems and a decline in transactional revenue.

Our total margin improvement continues to be driven by a shift to higher value, primarily through portfolio actions and the relative strength of z Systems, mitigated by investments and contract mix in our services business.

Expense Summary

The reported Operating Expense and Other Income is down 12 percent. At this level of spend, our expense to revenue ratio was up 80 basis points.

The expense dynamics have been very consistent all year. We’re driving significant shifts within our large operational expense base, driving productivity and efficiency in some areas, while increasing investment in support of our strategic imperatives. You’ll recall that at the beginning of the year we said we’d shift an incremental four billion dollars of spend, that’s across cost, expense and capital expenditures to our strategic imperatives, and we’re on track to do that.

The reported decline in expense this quarter is again driven by currency, and the divestiture of System x. We also had a higher level of workforce rebalancing, and a lower amount of performance based compensation.  Nine points of the decline was driven by currency, between the translation of non-dollar spending, and the hedging gains that are reported in Other Income and SG&A.  Two points of the decline are due to the fact that we no longer have the expense of the System x business in our run rate.  We’ll wrap on this in the fourth quarter, but recall we did have a gain associated with that transaction in the fourth quarter of last year. And in the third quarter we took a charge for workforce rebalancing. With essentially no activity last year, this was up nearly $100 million year to year, contributing two points to expense growth.

Now let’s turn to the segments, and we’ll start with Services.

Services Segments

Global Technology Services delivered $7.9 billion of revenue, which is up one percent.

Our outsourcing business is based on long-term partnerships, where our clients entrust us with the most important elements of their business, and look to us to deliver innovation to help them transform their enterprises. We’ve been reinventing our portfolio, providing the most modern IT services that connect our clients to the cloud-based, mobile world. And it’s showing up in the business we’re signing. For example, we recently signed a 10-year $700 million agreement with Abu Dhabi-based Etihad Airways, to deliver a range of efficient technology allowing the airline and its equity partners to transition their IT infrastructure into a globally integrated hybrid cloud-based platform. Etihad Airways will use IBM’s mobile solutions developed under the Apple-IBM alliance to provide enhanced mobile capabilities to its employees and guests. The agreement also includes plans for a new cloud data center in Abu Dhabi, as well as a joint technology and innovation council to develop more personalized travel solutions. And earlier this month we signed a one billion dollar long-term partnership with Evry, one of the leading IT services companies in the Nordics. Using our innovative cloud technology and global scale, we will provide a foundation for Evry to build solutions that create business value and business outcomes for their customers.  This allows Evry to accelerate the ongoing transformation of their infrastructure business through access to hybrid cloud solutions based on our SoftLayer platform. These are examples of clients that chose to partner with IBM because we can move their operations into the future. We take over their IT systems and move them to cloud, while ensuring integration with their existing infrastructure. We make them more efficient and ultimately drive competitive advantages. Our capabilities and industry expertise give us the ability to address changes in their industry demand and help them compete in markets where data is the new natural resource.

Looking at Integrated Technology Services, revenue was up four percent, driven by our cloud solutions. SoftLayer grew strong double-digits this quarter as we continue to increase our capacity. In September we opened our second cloud data center in Brazil which offers a full range of SoftLayer infrastructure services including bare metal and virtual servers, storage, security services, and networking.  This past week we just opened a cloud data center in India as we continue to enable local companies to build in-country cloud solutions, and we are partnering with NASCOMM to create a platform for thousands of startups.

Maintenance revenue grew one percent with continued strength in our third party hardware maintenance offerings, which allows clients to leverage our global reach and inventory capabilities.

Our GTS margin improved quarter to quarter, but is down year to year, largely reflecting the investments we’ve been making. We continue to invest to bring the most contemporary offerings that are built with cloud, analytics, mobile, security, and cognitive technologies, enabling us to transform our clients’ enterprises. And we’re investing to expand our global delivery and increase delivery efficiency through automation. This also requires that we continue to rebalance our workforce, and we took a charge in the quarter, essentially all of which is a year-to-year impact on profit. Finally, currency remains the largest year to year impact on profit growth given the strong dollar currency environment.

Turning to Global Business Services, revenue of $4.2 billion is down five percent.  Outsourcing was up with growth in both process outsourcing and application outsourcing, offset by a decline in Consulting & Systems Integration.

As we have talked about in the past, in the enterprise application space, we are seeing a shift away from traditional large ERP implementation projects to smaller initiatives that are built around cloud, mobility, security, and analytics. We are continuing to grow in these high values services, but we are still being impacted by larger contracts that are reaching their maturity. Our decline in Consulting & Systems Integration reflects this shift in market demand. In GBS, we had strong double-digit growth in our Strategic Imperatives. Cloud and analytics services were both up double digits this quarter and our mobile practice grew nearly five times. Earlier this month, we launched the industry’s first consulting practice dedicated to helping clients realize the transformative value of cognitive business. The new practice draws on the expertise of more than 2,000 consulting professionals who will help our clients leverage cognitive computing to unlock new possibilities for their business.

Let me give you an example of where we already have work underway with one retailer. When you look back at history, they’ve been using data for a long time.  But even the best retailers would forecast demand based on what happened in the prior year. They would look at what was sold, in what season, and at what price.  Over time, these forecast models became more sophisticated and would include other variables such location, climate, and various market differences. Accuracy improved as more historical data was built up, but insight was limited to what was able to be tracked and programmed into their IT systems. This worked in the past, but let’s fast forward to today, where much of the new data is unstructured and not able to be understood by traditional systems or traditional programming approaches. Companies that can somehow gain insights from this data will have a competitive advantage. Today we are working with this client to build a cognitive solution that harnesses all this unstructured data. The solution will combine the client’s internal data with all kinds of external real-time data sources, such as current weather. We are laying the groundwork for a supply chain that can evaluate the immediate situation, sense anomalies and learn as it goes. This is the potential we are unlocking with our cognitive capabilities, integrating Watson, along with the data scientists and industry experts of the GBS cognitive practice.

To further add to our GBS capabilities, at the end of September we announced plans to acquire Meteorix, a premier Workday services partner. This will expand our reach as Meteorix has cultivated deep expertise and best practices for maximizing returns from these cloud-based HR applications.

Our profit in GBS was down, and reflects the market shift that I talked about earlier. In parts of our portfolio where the market is declining, we are seeing price and profit pressure. We continue to shift away from these areas into our high value services around cloud and engagement, but we need to move faster. Workforce rebalancing charges are up modestly year to year as we continue to remix our skills to these strategic imperatives. We also remain focused on our cost competiveness through alternate labor models and enhancing our global delivery capabilities.

To wrap up on services, we’ve built capabilities to deliver the most contemporary offerings to our clients that transform their operations and help them become data-driven enterprises. You can see that in our consistent revenue growth in GTS and you can see that in our total services backlog which again grew this quarter.

Software Segment

Our Software revenue of $5.1 billion was down three percent, which is in line with the trajectory we have seen all year. When you look under the total, we continue to have a headwind from operating systems, which were down seven percent in the quarter and our Other Middleware, which is also down. Revenue in our key branded middleware, which represents about two-thirds of the total, was down one percent. We’ve said in the past that many of our large clients are utilizing the flexibility we’ve provided in deployment of their software, as they build out their environments. This is reflected in our results, with growth in our annuity revenue, offset by a decline in transactional revenue. As I just mentioned our software revenue trajectory didn’t change from the second to the third quarter, but we did have a slowdown in the transactional revenue at the end of the quarter, predominantly in the US.

This quarter we again had growth across the solution areas, including security, analytics, and social and within that we saw strong growth in our Software-as-a-Service offerings. Security software grew at a double-digit rate. Our security solutions are built on the platform of intelligence, integration and expertise, which in the world of connected devices and an era of hybrid cloud is a key differentiation that we bring to the marketplace.

Our solutions are based on platforms, leveraging hybrid environments, with an industry dimension. I’ll give you an update on two of our platforms, Watson and Bluemix. Last quarter I talked about how we’re building an ecosystem around Watson. Today I want to focus on how far along we have come on another dimension. When Watson played Jeopardy in 2011, Watson just did one service, question and answer, underpinned by five technologies, like machine learning, and natural language processing. Today we have more than 25 different services or API’s, underpinned by more than 50 different technologies like dialog framing, knowledge validation, voice synthesis, language modeling and visual analysis. As I discussed earlier, we are also bringing an industry dimension to the Watson platform starting with Watson Health.

I’ll comment also on progress in our Bluemix Platform-as-a-Service. The addition of StrongLoop helps developers connect enterprise apps to mobile, IoT and web applications in the cloud, and Compose acquisition expands cloud data services. Our Bluemix platform now offers over 130 IBM and third-party services. Security, reliability and scalability are important in this hybrid environment and to address this, starting this month Bluemix is now also available on-premise behind our customers firewall. Clients are taking advantage of our hybrid capabilities, connecting new cloud and mobile apps to their existing IT infrastructures. This year we have added more than 1,000 new customers on our systems middleware like Websphere, which is a reflection of the continued need for clients to support hybrid IT environments.

When you look at our profit performance in Software, it’s driven by the overall revenue trajectory, a higher level of investments in areas like Watson and Bluemix, and an impact from currency translation.

Systems Hardware Segment

Turning to our Systems Hardware segment, revenue of $1.5 billion was down two percent, driven by declines in Storage.

This quarter z Systems revenue was up 20 percent. Since the launch of z13 in the first quarter, we have delivered growth of over 40 percent. Building on the success of Linux on z Systems, in the third quarter we introduced the LinuxOne family of products, which embraces open-source-based technologies that are the industry’s most powerful and secure enterprise servers designed for the hybrid cloud environment. These innovations continue to resonate with our customers, and we continue to add new customers to the platform across several different industries and countries, including Japan, Australia, Singapore, Germany and the US. As we have contemporized the platform, many of our customers select Linux-based z Systems not only to consolidate existing systems to Linux on z to drive operational efficiency, but also to leverage scalability and security that these systems offer.

Power revenue grew two percent, which is the third consecutive quarter of growth for the platform. This reflects the kind of revenue performance we would expect from Power in a product cycle year. We saw growth in both entry-level and the high-end systems, including strong growth and continued customer adoption in Linux-based systems. Our OpenPOWER initiative continues to progress, as we both integrate innovation from the broader ecosystem into our own products, and license IP to support third-party, Power-based offerings. The announcement of our LC line of Power-based Linux servers, and our recent collaboration agreement with GENCI, the high-performance computing agency in France and our third such large high performance computing national partnership are two examples of how we are bringing innovation from OpenPOWER partnerships to IBM’s own offerings. These Power results continue to reflect the progress we are making to transform the platform to align around data and cloud while embracing an open ecosystem.

The growth in our high-end servers was more than offset by a double-digit decline in Storage hardware, driven by weakness in the high-end disk and tape. The market is shifting rapidly to flash, where we again had very strong growth.

When we set out this year, we saw leverage in the business through the z Systems and Power Platforms. Our results confirm the progress we have made in the first three quarters and our profit is up $600 million compared to the first three quarters of last year.

Cash Flow Summary

Moving on to cash flow, we generated three and a half billion dollars of cash from operations, excluding our Global Financing receivables. We invested another $900 million in Capex, with a good portion of our spend to build out cloud capacity. And so we generated $2.6 billion of free cash flow, which is up $400 million year to year.

Through the first three quarters of the year, our free cash flow of seven billion dollars is up over a billion dollars year to year. The primary drivers are lower tax payments and continued improvements in our sales cycle working capital. This was mitigated by the remaining working capital impact to cash flow from our System x divestiture, payments for performance based comp which were accrued last year, and our year-to-year profit performance.

Looking at uses of cash, we’ve spent over $800 million on acquisitions. We’ve acquired seven companies this year, including two in the third quarter, which further extend our cloud capabilities and industry expertise. In addition, Merge closed last week, and we expect Cleversafe to close by the end of the year, so the spend will be included in our fourth-quarter results.

In the last nine months, we’ve returned seven and a half billion dollars to shareholders with dividends of $3.6 billion and $3.8 billion in gross share repurchases to buy back over 24 million shares. Our share count at the end of September was 970 million shares, and we had $2.4 billion remaining in our buy-back authorization.

Balance Sheet Summary

Turning to the balance sheet, we ended the quarter with a cash balance of $9.6 billion, up over a billion dollars from December, and flat year to year.

Total debt was $39.7 billion of which $26 billion was in support of our financing business.  The leverage in our financing business remains at seven to one. Our non-financing debt of $13.7 billion is $3.4 billion lower than a year ago. Our non-financing debt-to-cap was 58 percent, a point lower than December and three and a half points lower than last year.

At these levels, we continue to have the financial flexibility to support our business over the long term.

Summary

So now let me wrap up. When you look at our results through the first three quarters of this year, we’ve expanded margins on a fairly stable revenue base, while we’re reinventing our business. We’ve maintained high levels of investment, as we shift our spending to our strategic imperatives. We’re creating new platforms, and are building ecosystems, including Watson, Watson Health, SoftLayer, and Bluemix. And we’ve been getting returns on our investments, with growth in the strategic imperatives over 30 percent. At the same time, the core is declining, in a declining market, as we deliver productivity to our clients so they can reinvest in the new areas.

We’ve always said this takes time, especially because much of the new content is delivered as-a-Service, and our progression wouldn’t be a straight line. But our execution over this sustained period is a proof point that we’re on the right path.

So let me come back to our view of the full year. When we look at the transformation we are driving — we have made a lot of progress — but the GBS transformation is taking longer, which is putting pressure on revenue and profit. And we had weaker transaction performance at the end of the quarter, which when applied to the larger transaction base in the fourth quarter has a more significant impact. At the same time, we are going to continue to put a lot of investment into the strategic imperatives where we see tremendous opportunity to accelerate this transformation. Taking all of this into consideration, we have updated our view of the year to $14.75 to $15.75.

Let me put the low-end in perspective - $14.75 not only reflects our transaction trajectory at the end of the quarter, but is also in line with a typical third quarter to fourth quarter skew. So, we’re comfortable at that $14.75 level.

The change in our view of profit has less impact on free cash flow for the year, as most of the transactions would occur late in the quarter anyway. And so we still expect free cash flow to be roughly flat for the year.

Let me close with what remains constant. We certainly expect to continue strong growth in our strategic imperatives. We will continue to invest at a high level to drive our transformation, while returning value to shareholders.  And importantly, we’re continuing to manage the business for the long term.

Now Patricia and I will take your questions.

Thank you, Martin.  Before we begin the Q&A I’d like to mention a couple of items.

First, we have supplemental charts at the end of the slide deck that provide additional information on the quarter.  And second, I’d ask you to refrain from multi-part questions.

Chris, can you please open it up for questions.

ATTACHMENT II

INTERNATIONAL BUSINESS MACHINES CORPORATION

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Unaudited)

	At	At
	September 30,	December 31,
(Dollars in Millions)	2015	2014
ASSETS:

Current Assets:
Cash and cash equivalents	$9,480	$8,476
Marketable securities	88	0
Notes and accounts receivable - trade (net of allowances of $362 in 2015 and $336 in 2014)	7,987	9,090
Short-term financing receivables (net of allowances of $488 in 2015 and $452 in 2014)	16,195	19,835
Other accounts receivable (net of allowances of $53 in 2015 and $40 in 2014)	931	2,906
Inventories, at lower of average cost or market:
Finished goods	388	430
Work in process and raw materials	1,224	1,674
Total inventories	1,613	2,103
Deferred taxes	1,660	2,044
Prepaid expenses and other current assets	4,158	4,967
Total Current Assets	42,112	49,422

Property, plant and equipment	29,229	39,034
Less: Accumulated depreciation	18,568	28,263
Property, plant and equipment - net	10,661	10,771
Long-term financing receivables (net of allowances of $121 in 2015 and $126 in 2014)	9,517	11,109
Prepaid pension assets	4,033	2,160
Deferred taxes	3,690	4,808
Goodwill	30,275	30,556
Intangible assets - net	2,775	3,104
Investments and sundry assets	5,586	5,603
Total Assets	$108,649	$117,532

LIABILITIES:

Current Liabilities:
Taxes	$2,883	$5,084
Short-term debt	7,538	5,731
Accounts payable	5,166	6,864
Compensation and benefits	3,785	4,031
Deferred income	10,458	11,877
Other accrued expenses and liabilities	3,902	6,013
Total Current Liabilities	33,732	39,600

Long-term debt	32,122	35,073
Retirement and nonpension postretirement benefit obligations	17,012	18,261
Deferred income	3,593	3,691
Other liabilities	8,739	8,892
Total Liabilities	95,198	105,518

EQUITY:

IBM Stockholders’ Equity:
Common stock	53,220	52,666
Retained earnings	142,898	137,793
Treasury stock — at cost	(154,669)	(150,715)
Accumulated other comprehensive income/(loss)	(28,155)	(27,875)
Total IBM stockholders’ equity	13,294	11,868

Noncontrolling interests	157	146
Total Equity	13,450	12,014
Total Liabilities and Equity	$108,649	$117,532

(Certain amounts may not add due to the use of rounded numbers.)